Exhibit 99.1

CYXTERA AGREES TO MERGE WITH PUBLICLY LISTED STARBOARD VALUE ACQUISITION CORP.
IN $3.4 BILLION TRANSACTION

•	Combined company will be third-largest publicly held global provider of retail colocation and interconnection services, with 61 data centers in 29 markets around the world, serving more than 2,300 leading enterprises, service providers, and government agencies
•	Existing owners, including BC Partners and Medina Capital, rolling 100% of current equity stakes into the combined company
•	Manuel Medina and Nelson Fonseca, who previously built and successfully ran Terremark Worldwide until its sale to Verizon, to continue in current roles as Chair and CEO, respectively
•	Combined company board to include representatives of Starboard Value Acquisition Corp. (“SVAC”) and continuing BC Partners directors, representing shareholders and providing deep expertise across technology, corporate governance, operational execution
•	SVAC Chair Jeff Smith and Industry Advisor Greg Waters to join combined company’s board as Independent Director and Lead Independent Director, respectively
•	By merging with SVAC, Cyxtera to gain access to new capital sources to fuel growth, accelerate product and technology innovation, enhance its ability to quickly meet customer needs, and further support strategic go-to-market efforts
•	Proceeds of approximately $654 million to include commitments for $250 million private placement of common stock of SVAC (PIPE) from institutional investors, including Fidelity Management & Research Company LLC, and clients of Starboard Value LP

MIAMI, FL & NEW YORK, NY – FEBRUARY 22, 2021 – Cyxtera Technologies, Inc. (“Cyxtera” or the “Company”), a global leader in mission-critical retail colocation and interconnection services, and Starboard Value Acquisition Corp. (“SVAC”) (NASDAQ: SVAC), a publicly traded special purpose acquisition company, announced the signing of a definitive business combination agreement today.

Formed through the 2017 carve-out of CenturyLink’s (now Lumen) data center and colocation business, Cyxtera has grown to become the largest privately held data center provider of retail colocation services globally. Today, the Company’s footprint of 61 data centers in 29 markets around the world serves more than 2,300 leading enterprises, service providers and government agencies, including Capgemini, Cognizant, Cloudflare, Fujitsu, HPE, Nvidia, and Zenlayer. Upon completion of the transaction, the combined company will be the third largest publicly held global provider of retail colocation and interconnection services. Cyxtera generated estimated revenues of $690 million and Adjusted EBITDA of $213 million in 2020, its first full year of stable operations following the completion of the carve-out, with a plan to drive significant revenue and EBITDA growth in the future.

Cyxtera provides an innovative suite of deeply connected and intelligently automated infrastructure and interconnection solutions to enterprise customers and leading service providers around the world – enabling them to scale faster, meet rising consumer expectations, and gain a competitive edge. As an industry leader with a presence in each of the world’s top 101 most important data center markets, Cyxtera delivers world-class performance, security, and reliability to its customer base, while also providing flexible solutions that meet their evolving IT infrastructure needs in hybrid IT environments. The Company’s API-driven, carrier-neutral platform is ideally suited to deliver a future-ready, extensible, scalable, and interconnected data center experience.

SVAC is sponsored by an affiliate of Starboard Value LP (“Starboard”). Starboard has an 18-year history of public market investing, with demonstrated expertise in driving value creation through improved governance, execution, capital allocation, and strategic re-positioning. Starboard has significant experience in the technology sector, including in the digital infrastructure industry. Starboard’s partners have directly served on the boards of more than 30 public portfolio companies, overseeing numerous business transformations and partnering with management teams to drive substantial value creation. In addition to its expertise in public company governance and driving long-term value creation, Starboard’s ability to leverage its broad networks, relationships, and perspectives on behalf of the Company makes SVAC an ideal partner for Cyxtera as the Company embarks upon the next phase of its journey.

1Source: “Niche No More? Cushman & Wakefield Ranks 38 Global Data Center Markets,” Cushman & Wakefield.

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“In 2017 we identified a huge opportunity – a premium portfolio of high-quality data center assets with the potential to become a leading global provider in the highly attractive retail colocation market,” said Manuel D. Medina, Executive Chair of Cyxtera and Founder and Managing Partner of Medina Capital. “Nearly four years later, not only has our experienced team successfully deployed new core systems, a new salesforce and a new brand, we have implemented our strategy to provide deeply connected and intelligently automated infrastructure solutions to businesses around the world. Now, as a new Cyxtera enters its growth chapter, we’re thrilled to partner with Jeff Smith and the SVAC team. In addition to helping accelerate our growth along multiple vectors, Starboard’s deep expertise across corporate governance, operational excellence, and capital allocation will immediately benefit us as a public company, as we drive long-term value creation.”

“At Cyxtera we’ve built a data center platform that’s ideally positioned to deliver the type of differentiated solutions that enterprises, service providers, and government customers require to meet their ever-changing infrastructure needs,” said Nelson Fonseca, CEO of Cyxtera. “By merging with SVAC, we are able to accelerate our plans to drive high-margin growth by increasing utilization of our existing assets, developing innovative product offerings, and expanding our global footprint. Our management team’s experience in successfully building and operating a publicly traded data center company with a significant presence in international markets ensures that the additional capital will be efficiently allocated to effectively build on our world-class platform, accelerate growth, and create long-term shareholder value.”

Jeff Smith, Chair of SVAC and CEO of Starboard, said, “Cyxtera is at an exciting inflection point, poised for significantly improved growth and profitability in an industry with powerful secular tailwinds. Cyxtera’s world-class team, led by Manny and Nelson, has built a high-performance, trusted, and reliable global platform, without losing their customer focus or passion for innovation. Cyxtera is exactly the kind of opportunity we were targeting when we created SVAC. We look forward to partnering with the Cyxtera and BC Partners teams to grow the Company and create value for our shareholders, employees, customers, and partners.”

“As part of the original investment group that helped launch Cyxtera, we’ve been firm believers in the power of Cyxtera’s model and the Company’s growth potential since its founding,” said Fahim Ahmed, Partner at BC Partners. “Cyxtera offers a powerful combination of a global platform in top-tier markets, a blue-chip customer base, innovative service offerings, and dynamic partner ecosystems. This merger with SVAC enhances the leadership team’s ability to deliver innovative solutions to clients and expands the scale of Cyxtera’s opportunity.”

The Company’s leadership, including Executive Chair Manuel D. Medina, CEO Nelson Fonseca, COO Randy Rowland, and CFO Carlos Sagasta, will continue to lead Cyxtera, with Mr. Medina and Mr. Fonseca also serving on the board of the combined company as Chair and Director, respectively. SVAC Chair Jeff Smith and Industry Advisor Greg Waters will join the combined company’s board as Independent and Lead Independent Directors, respectively, upon completion of the merger. BC Partners’ Partner, Chairman, and Chairman of the Executive Committee Raymond Svider and Partner Fahim Ahmed will also serve on the combined company’s board.

Transaction Overview

The merger implies an enterprise value of approximately $3.4 billion. Upon completion of the transaction, including the PIPE described below, the current owners of Cyxtera will retain approximately 58% ownership of the combined company. The combined company will operate as Cyxtera and expects its common stock to be listed on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “CYXT” and its warrants under the symbol “CYXTW.”

The company will receive $654 million of proceeds from a $250 million concurrent private placement of common stock of SVAC (PIPE), priced at $10.00 per share, along with $404 million of cash held in trust, assuming no public shareholders of SVAC exercise their redemption rights. Certain clients of Starboard have entered into a $100 million forward purchase agreement to offset redemptions, if any. The PIPE includes commitments from institutional investors, including Fidelity Management & Research Company LLC, and clients of Starboard. Proceeds of the transaction will be used to partially retire Company debt and provide incremental cash for growth, as well as to pay transaction expenses.

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The proposed business combination has been unanimously approved by the boards of directors of both SVAC and Cyxtera. It is expected to close in mid-2021, subject to customary closing conditions, including the receipt of regulatory approvals, and approval by SVAC’s stockholders. Upon closing of the proposed business combination, the name of Starboard Value Acquisition Corp. will be changed to Cyxtera Technologies, Inc.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed by SVAC with the Securities and Exchange Commission and available at www.sec.gov.

Advisors

Citi served as lead financial advisor to Cyxtera. Morgan Stanley & Co. LLC served as financial advisor to Cyxtera, and J.P. Morgan served as financial advisor to Cyxtera and BC Partners. Latham & Watkins LLP served as legal advisor to Cyxtera and BC Partners.

UBS Investment Bank, Stifel, Nicolaus & Company, and Cowen and Company, LLC served as capital markets advisors to Starboard Value Acquisition Corp. Akin Gump Strauss Hauer & Feld LLP served as legal advisor to Starboard Value Acquisition Corp. Hughes Hubbard & Reed LLP served as legal advisor to SVAC Sponsor LLC.

J.P. Morgan Securities LLC served as lead placement agent with Citi, RBC Capital Markets, LLC and UBS Investment Bank as co-placement agents on the PIPE.

Investor Conference Call Information

Cyxtera and SVAC will host an investor call and presentation to discuss the transaction at 8:30 AM ET today, Monday, February 22, 2021.

A live, listen-only webcast of the call will be available at the following link: https://services.choruscall.com/links/cyx210222.html.  Investors interested in accessing the conference call can dial +1-866-777-2509 (United States toll-free) or +1-412-317-5413 (International).

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10152646/e338f1c1e8. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

A replay of the webcast will be available until May 22, 2021, on Cyxtera’s investor relations page at https://www.cyxtera.com/about-us/investor-relations.

About Cyxtera

Cyxtera is a global data center leader in retail colocation and interconnection services. The company operates a footprint of 61 data centers in 29 markets around the world, providing services to more than 2,300 leading enterprises, service providers, and U.S. federal government agencies. Cyxtera brings proven operational excellence, global scale, flexibility, and customer-focused innovation together to provide a comprehensive portfolio of data center and interconnection solutions. For more information, please visit www.cyxtera.com.

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About Starboard Value Acquisition Corp.

Starboard Value Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s sponsor, SVAC Sponsor LLC, is an affiliate of Starboard Value LP. For more information, please go to StarboardSVAC.com.

About BC Partners

BC Partners is a leading international investment firm with over $40 billion of assets under management in private equity, private credit, and real estate. Established in 1986, BC Partners has played an active role in developing the European buy-out market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in Europe and North America.

Since inception, BC Partners Private Equity has completed 119 private equity investments in companies with a total enterprise value of over $180 billion and is currently investing its 11th private equity fund. For more information, please visit www.bcpartners.com.

About Medina Capital

Medina Capital is a private equity firm investing growth capital in innovative companies in the cybersecurity, data analytics, cloud infrastructure, and software-as-a-service markets. Medina Capital’s philosophy emphasizes finding high-growth companies with established products that will benefit from the strategic guidance of the firm’s experience and expertise in the technology sector. For more information, please visit www.medinacapital.com.

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, opinions and projections prepared by the Company’s and SVAC’s management. These forward-looking statements generally are identified by the words “expects,” “will,” “projected,” “continue,” “ increase,” and/or similar expressions that concern the Company’s or SVAC’s strategy, plans or intentions, but the absence of these words does not mean that a statement is not forward-looking. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. Because forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s or SVAC’s control. Actual results and condition (financial or otherwise) may differ materially from those indicated in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results and conditions to differ materially from those indicated in the forward-looking statements, including, but not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transactions or that the required stockholder approval is not obtained; failure to realize the anticipated benefits of the proposed transactions; the risk that the market price of the combined company’s securities may decline following the consummation of the proposed transactions if the proposed transaction’s benefits do not meet the expectations of investors or securities analysts; risks relating to the uncertainty of the Company’s projected operating and financial information; the impact of the Company’s substantial debt on its future cash flows and its ability to raise additional capital in the future; adverse global economic conditions and credit market uncertainty; the regulatory, currency, legal, tax and other risks related to the Company’s international operations; the United Kingdom’s withdrawal from the European Union and the potential negative effect on global economic conditions, financial markets and the Company’s business; the effects of the COVID-19 pandemic on the Company’s business or future results; the ability to access external sources of capital on favorable terms or at all, which could limit the Company’s ability to execute its business and growth strategies; fluctuations in foreign currency exchange rates in the markets in which the Company operates internationally; physical and electronic security breaches and cyber-attacks which could disrupt the Company’s operations; the Company’s dependence upon the demand for data centers; the Company’s products and services having a long sales cycle that may harm its revenues and operating results; any failure of the Company’s physical infrastructure or negative impact on its ability to provide its services, or damage to customer infrastructure within its data centers, which could lead to significant costs and disruptions that could reduce the Company’s revenue and harm its business reputation and financial results; inadequate or inaccurate external and internal information, including budget and planning data, which could lead to inaccurate financial forecasts and inappropriate financial decisions; maintaining sufficient insurance coverage; environmental regulations and related new or unexpected costs; climate change and responses to it; prolonged power outages, shortages or capacity constraints; the combined company’s inability to recruit or retain key executives and qualified personnel; the ability to compete successfully against current and future competitors; the Company’s fluctuating operating results; incurring substantial losses, as the Company has previously; the Company’s ability to renew its long-term data center leases on acceptable terms, or at all; the Company’s government contracts, which are subject to early termination, audits, investigations, sanctions and penalties; failure to attract, grow and retain a diverse and balanced customer base, including key magnet customers; future consolidation and competition in the Company’s customers’ industries, which could reduce the number of the Company’s existing and potential customers and make it dependent on a more limited number of customers; the Company’s reliance on third parties to provide internet connectivity to its data centers; disruption or termination of connectivity; government regulation; the non-realization of the financial or strategic goals related to acquisitions that were contemplated at the time of any transaction; the Company’s ability to protect its intellectual property rights; the Company’s ability to continue to develop, acquire, market and provide new offerings or enhancements to existing offerings that meet customer requirements and differentiate it from its competitors; disruptions associated with events beyond its control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters; sales or issuances of shares of the combined company’s common stock may adversely affect the market price of the combined company’s common stock; the requirements of being a public company, including maintaining adequate internal control over financial and management systems; risks related to corporate social responsibility; the Company’s ability to lease available space to existing or new customers, which could be constrained by its ability to provide sufficient electrical power; the Company’s ability to adapt to changing technologies and customer requirements; the Company’s ability to manage its growth; risks related to litigation, securities class action or threatened litigation which may divert management time and attention, require the Company to pay damages and expenses or restrict the operation of its business; the volatility of the market price of the combined company’s stock; the incurrence of goodwill and other intangible asset impairment charges, or impairment charges to the Company’s property, plant and equipment, which could result in a significant reduction to its earnings; U.S. and foreign tax legislation and future changes to applicable U.S. or foreign tax laws and regulations and/or their interpretation may have an adverse effect on the Company’s business, financial condition and results of operations and tax rules and regulations are subject to interpretation and require judgment by the Company that may be successfully challenged by the applicable taxation authorities upon audit, which could result in additional tax liabilities; and the Company’s ability to use its United States federal and state net operating losses to offset future United States federal and applicable state taxable income may be subject to certain limitations which could accelerate or permanently increase taxes owed. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of SVAC’s final prospectus related to its initial public offering, the proxy statement discussed below and other documents filed by SVAC from time to time with the SEC. There may be additional risks that the Company and SVAC do not presently know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s and SVAC’s expectations, plans or forecasts of future events and views as of the date of this press release. Accordingly, you should not place undue reliance upon any such forward-looking statements in this press release. Neither the Company, SVAC nor any of their affiliates have any obligation to update this press release.

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Additional Information and Where to Find It

In connection with the merger, SVAC is expected to file a proxy statement (the “Proxy Statement”) with the SEC, which will be distributed to holders of SVAC’s common stock in connection with SVAC’s solicitation of proxies for the vote by the SVAC stockholders with respect to the merger and other matters as described in the Proxy Statement. SVAC urges its stockholders and other interested persons to read, when available, the Proxy Statement and amendments thereto and documents incorporated by reference therein, as well as other documents filed with the SEC in connection with the merger, as these materials will contain important information about SVAC, Cyxtera and the merger. When available, the definitive Proxy Statement will be mailed to SVAC’s stockholders. Stockholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Starboard Value Acquisition Corp., 777 Third Avenue, 18th Floor, New York, NY 10017.

Participants in Solicitation

SVAC and its directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of SVAC’s stockholders in connection with the merger. Stockholders of SVAC may obtain more detailed information regarding the names, affiliations and interests of SVAC’s directors and executive officers in SVAC’s final prospectus for its initial public offering filed with the SEC on September 11, 2020 and in the Proxy Statement relating to the merger when available. Information concerning the interests of SVAC’s participants in the solicitation, which may, in some cases, be different than those of SVAC’s stockholders generally, will be set forth in the Proxy Statement relating to the merger when it becomes available.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of SVAC or the Company nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Media Contacts:

Cyxtera

Xavier Gonzalez
Xavier.gonzalez@cyxtera.com

Starboard Value Acquisition Corp.

Dan Gagnier / Jeffrey Mathews
Gagnier Communications
646-569-5897
SVAC@gagnierfc.com

BC Partners

Andrew Merrill / Katherine Segura

Prosek Partners

pro-bcpartners@prosek.com

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